Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Amarantus BioScience Holdings, Inc. on Form S-8 filed on November 30, 2011 (File No. 333-178222), March 1, 2013 (File No. 333-186995) and January 17, 2014 (File No. 333-193435) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 16, 2014 , with respect to our audit of the consolidated financial statements of Amarantus BioScience Holdings, Inc. as of December 31, 2013 and for the year then ended, which report is included in this Annual Report on Form 10-K of Amarantus BioScience Holdings, Inc. for the year ended December 31, 2013.

/s/ Marcum LLP

New York, NY

April 21, 2014